Exhibit 99.2

GLOBAL HEALTHCARE EXCHANGE TO ACQUIRE NEOFORMA

Combined company to offer cost-effective supply chain products and services to improve efficiencies for both healthcare providers and suppliers

WESTMINSTER, Colo. and SAN JOSE, Calif. – October 11, 2005 – Global Healthcare Exchange, LLC (GHX), and Neoforma, Inc. (Nasdaq: NEOF) have entered into a definitive merger agreement for GHX to acquire Neoforma. Under the terms of the merger agreement, Neoforma’s stockholders, with the exception of VHA Inc. and the University HealthSystem Consortium (UHC), will receive $10 per share, payable in cash, representing a 20.5 percent premium to the average closing price of Neoforma’s shares for the one month preceding this announcement and a 43.5 percent premium to the closing price on January 11, 2005, the date on which Neoforma announced its decision to evaluate strategic alternatives. Neoforma’s stockholder VHA, which owns approximately 8.6 million shares, or 41.6 percent, of Neoforma, will receive $10 per share, payable in cash, for approximately 2.0 million of its shares, and will exchange the remainder of its shares for an 11.6 percent equity ownership position in GHX. Neoforma’s stockholder UHC, which owns approximately 2.1 million shares, or 10.3 percent, of Neoforma, will receive $10 per share, payable in cash, for approximately 496,000 of its shares, and will exchange the remainder of its shares for a 2.9 percent equity ownership position in GHX.

GHX provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain. Neoforma provides supply chain management solutions for the healthcare industry, through a unique combination of technology, information and services. The combination of the two companies is expected to increase efficiency in the healthcare supply chain by increasing process automation, improving data accuracy and providing business intelligence that can improve decision-making and planning. As a result of the merger, more healthcare supply chain participants will be able to conduct business with one another electronically, which can generate significant savings for both buyers and sellers.

“The merger of GHX and Neoforma provides the opportunity to continue improving efficiencies and lowering costs in the healthcare supply chain,” says Michael Mahoney, chief executive officer of GHX. “GHX will continue to build and enhance products and services that help all members of the healthcare supply chain improve and streamline their business processes.

By combining these two organizations, GHX can offer new services to a broader range of both buyer and seller participants, and enable greater efficiencies across the supply chain.”

Bob Zollars, chairman and chief executive officer of Neoforma, states, “Earlier this year, Neoforma committed to evaluating our strategic alternatives in order to provide greater value to our stockholders. After a lengthy and thorough evaluation process, Neoforma’s management and our board of directors concluded that this outcome is in the best interests of our minority stockholders. Additionally, this combination with GHX will provide our customers with more cost-effective solutions at an accelerated pace.”

Separately, GHX and VHA, UHC and Novation have entered into a new outsourcing agreement, under which GHX will provide supply chain management products and services for VHA and UHC members. Novation is the contracting arm of VHA and UHC. The new outsourcing agreement will become effective upon the close of the merger between GHX and Neoforma.

GHX will continue to be led by its current chief executive officer Michael Mahoney. GHX will be headquartered in Westminster, Colo., with North American operations in Nashville, Tenn., San Jose, Calif., Ambler, Pa. and Toronto, Canada. Representatives of the entire healthcare supply chain, including hospitals, manufacturers, distributors and group purchasing organizations (GPOs), will continue to own and govern GHX, and its board of directors will include balanced representation by buyers and suppliers, as well as the participation of independent supply chain experts. Supply chain management services from GHX will be open to all participants in the healthcare supply chain, regardless of size, GPO affiliation or for-profit status.

The transaction, which is expected to close in early 2006, is subject to approval by stockholders representing a majority of Neoforma’s shares that are not held by VHA and UHC and that vote on the transaction. In addition, the transaction is subject to the expiration of the applicable Hart-Scott-Rodino waiting period, GHX’s receipt of anticipated debt financing and other customary conditions. GHX has received a commitment letter, containing customary conditions, for the debt financing required for the transaction.

A meeting of Neoforma’s stockholders will be scheduled as soon as is practicable following the preparation and filing of proxy materials with the Securities and Exchange Commission. VHA and UHC, which collectively own the majority of Neoforma’s outstanding shares, have agreed to vote their shares in favor of the proposed transaction, as have the directors and officers of Neoforma. Based on the recommendation of the special committee of Neoforma’s board of directors, Neoforma’s board of directors has determined that the transaction with GHX is advisable, fair to and in the best interests of Neoforma’s stockholders other than VHA and UHC. Accordingly, Neoforma’s board of directors has unanimously approved the merger agreement and has recommended that Neoforma’s stockholders vote in favor of the merger agreement.

Merrill Lynch & Co. is serving as financial advisor to Neoforma and has rendered an opinion to the special committee of Neoforma’s board of directors that the cash consideration to be received by Neoforma’s stockholders other than VHA and UHC, pursuant to the merger agreement, is fair from a financial point of view to those stockholders. Fenwick & West LLP is serving as outside legal counsel to Neoforma. Wachtell, Lipton, Rosen & Katz is serving as outside legal counsel to the special committee of Neoforma’s board of directors. Innisfree M&A Incorporated is serving as Neoforma’s solicitation agent. William Blair & Company is acting as financial advisor and Sidley Austin Brown & Wood LLP as outside legal counsel to GHX. Lazard is acting as investment banker to both VHA and UHC, and Skadden, Arps, Slate, Meagher & Flom LLP and McDermott Will & Emery are acting as outside legal counsel to VHA and UHC, respectively.

Investment Community Information

A fact sheet regarding this transaction is attached to this press release. A letter to stockholders also is available on Neoforma’s Web site at http://www.neoforma.com.

Neoforma will discuss the combination with GHX on its previously announced third quarter 2005 financial results conference call, which is scheduled for Monday, October 24, 2005, at 5:00 p.m. (EDT). The conference call will be simultaneously broadcast live over the Internet on Neoforma’s Web site.

About Global Healthcare Exchange

Global Healthcare Exchange, LLC (GHX) provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain. GHX’s catalog and content services improve the accuracy of purchasing transactions, reducing many of the most common and costly problems in healthcare procurement, while the privately held company’s revenue neutral business model is designed to lower costs for all involved. GHX’s owners, strategic partners, and trading exchange participants are representative of the entire healthcare supply chain, including manufacturers and distributors, integrated delivery networks (IDNs), hospitals and ancillary healthcare facilities, group purchasing organizations and their proprietary healthcare trading exchanges, and supply chain technology companies. Equity owners of GHX are Johnson & Johnson Health Care Systems Inc.; GE Healthcare; Baxter Healthcare Corp.;

Medtronic USA, Inc.; Abbott Exchange, Inc.; Siemens; Becton, Dickinson & Co.; Boston Scientific Corp.; Tyco Healthcare Group, LP; Guidant Corp.; C.R. Bard, Inc.; AmerisourceBergen Corp.; Cardinal Health, Inc.; Fisher Scientific International, Inc.; McKesson Corp.; B Braun Medical Inc.; Premier, Inc. and HCA. For more information visit www.ghx.com.

About Neoforma

Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information, and services, Neoforma provides innovative solutions to over 1,600 hospitals and suppliers, supporting more than $13 billion in annualized transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving cost savings and better decision-making for both hospitals and suppliers. For more information, point your browser to www.neoforma.com.

In connection with the proposed transaction, Neoforma intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (SEC). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND STOCKHOLDERS OF NEOFORMA ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS, INCLUDING ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials, and any other documents filed by Neoforma with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders of Neoforma may obtain free copies of the documents filed with the SEC by contacting Neoforma Investor Relations at (866) 636-6755 or Neoforma, Inc. 3061 Zanker Road, San Jose, CA 95134, attention Neoforma Investor Relations. You may also read and copy any reports, statements and other information filed by Neoforma with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s Web site for further information on its public reference room.

Neoforma and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Neoforma stockholders in favor of the proposed merger. Information regarding Neoforma’s directors and executive officers is contained in Neoforma’s Form 10-K for the year ended December 31, 2004, which is filed with the SEC. As of October 10, 2005, Neoforma’s directors and executive officers beneficially owned approximately 858,000 shares of Neoforma’s common stock. Certain executive officers and directors of Neoforma have interests in the merger that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification. A more complete description will be available in the Proxy Statement.

###

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the timing of the closing of the merger and the anticipated benefits of the merger. There are a number of risks that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the risk that regulatory approvals may not be obtained, or may take longer than expected to be received, and the risk that conditions to the closing may not be satisfied when expected, or at all. These risks and other risks will be described in the proxy statement relating to the merger, and other risks are described in Neoforma’s periodic reports filed with the SEC, including its Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. These statements are current as of the date of this release and Neoforma assumes no obligation to update the forward-looking information contained in this news release.

Neoforma is a trademark of Neoforma, Inc. Other Neoforma logos, product names and service names are also trademarks of Neoforma, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.

Contacts:

Karen Conway, GHX, media, 303.564.2147, kconway@ghx.com

Cheryl Flury, GHX, media, 720.887.7145, cflury@ghx.com

Rebecca Oles, Neoforma, media, 408.468.4363, rebecca.oles@neoforma.com

Katy Beach, for Neoforma, media, 415.602.1304, katy@reidycommunications.com

Amanda Mogin, Neoforma, investors, 408.468.4251, amanda.mogin@neoforma.com

GLOBAL HEALTHCARE EXCHANGE TO ACQUIRE NEOFORMA

Fact Sheet

Description of Transaction:

•	Definitive merger agreement for Global Healthcare Exchange, LLC (GHX) to acquire Neoforma, Inc. (Nasdaq: NEOF)

•	Neoforma’s stockholders, with the exception of VHA and UHC:

o	Will receive $10 per share, payable in cash

•	Neoforma’s stockholder VHA Inc.:

o	Owns approximately 8.6 million shares, or 41.6 percent, of Neoforma

o	Will receive $10 per share, payable in cash, for approximately 2.0 million of its shares

o	Will exchange the remainder of its shares for an 11.6 percent equity ownership position in GHX

•	Neoforma’s stockholder University HealthSystem Consortium (UHC):

o	Owns approximately 2.1 million shares of Neoforma

o	Will receive $10 per share, payable in cash, for approximately 496,000 of its shares

o	Will exchange the remainder of its shares for a 2.9 percent equity ownership position in GHX

Leadership and Locations:

•	GHX will continue to be led by current GHX chief executive officer, Michael Mahoney

•	GHX will be headquartered in Westminster, Colo.

o	North American operations in Nashville, Tenn., San Jose, Calif., Ambler, Pa. and Toronto, Canada

Conditions of Closing:

•	Transaction is subject to:

o	Approval by stockholders representing a majority of Neoforma’s shares that:

■	Are not held by VHA and UHC

■	Vote on the transaction

o	Expiration of the applicable Hart-Scott-Rodino waiting period

o	GHX’s receipt of anticipated debt financing

■	GHX has received a commitment letter, containing customary conditions, for the debt financing required for the transaction

o	Other customary conditions

Timing:

•	The transaction is expected to close in early 2006

Outsourcing Agreement:

•	GHX and VHA, UHC and Novation have entered into a new outsourcing agreement to provide supply chain management products and services for VHA and UHC members

o	Will become effective upon the close of the merger

•	Novation is the contracting arm of VHA and UHC